CERTIFICATE OF INCORPORATION

         FIRST:  The name of the corporation shall be: 4303, Inc.

         SECOND: Its registered office in the State of Delaware is to be located at 2771 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

         THIRD: The purpose or purposes of the corporation shall be:

                    To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: The total number of shares of stock, which this corporation is authorized to issue is One-Hundred million (100,000,000) shares of Common Stock with par value of .001 per share and Ten million (10,000,000) shares of preferred stock with $.001 par value.

         FIFTH: The name and address of the incorporator is as follows:

                           The Company Corporation
                           2711 Centerville Road
                           Suite 400
                           Wilmington, Delaware 19808

         SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

         SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

         IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 9th day of December 2005 A.D.

                             The Company Corporation, Incorporator

                             /s/ Keith R. Jones
                             ------------------------------------------
                             Name:  Keith R. Jones
                             Assistant Secretary